Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces First Quarter Fiscal 2007 Operating Results
O’FALLON, MO, December 8, 2006 — Synergetics USA, Inc. (NASDAQ: SURG), a leading manufacturer of precision-engineered, microsurgical instruments, capital equipment and devices primarily for use in vitreoretinal surgery and neurosurgical applications announced its operating results for the first quarter of fiscal 2007 which ended October 29, 2006.
     Synergetics reported sales of $9.9 million for the quarter, representing a 38.6 percent increase over the comparable quarter of the prior year. Synergetics reported an operating income of approximately $718,000 for the first quarter of fiscal 2007 as compared to an operating income of approximately $760,000 for the first quarter of fiscal 2006. Operating income was impacted by increased research and development costs of approximately $219,000 and increased selling, general and administrative expenses of approximately $1.1 million. Selling, general and administrative expenses were impacted by increased selling expenses, increased general and administrative head count and the costs associated with the Company’s Sarbanes-Oxley compliance efforts. Net income for first quarter of fiscal 2007 was approximately $377,000, or $0.02 per basic and diluted share, as compared to net income of approximately $486,000, or $0.04 per basic and diluted share, for the first quarter of fiscal 2006. The decrease in earnings per share is primarily due to the increased share base resulting from the reverse merger with Valley Forge during the first quarter of fiscal 2006. Weighted average shares outstanding for the fiscal 2007 first quarter increased to 24.2 million from 11.8 million in the first quarter of fiscal 2006.
     “Synergetics had a good first quarter in fiscal 2007. A major milestone was completed during the quarter upon completion of the electromagnetic compatibility and safety testing required to sell the Malis® AdvantageTM in the United States and the European Union. The first AdvantageTM units were shipped during October,” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics. “We are pleased to report strong gross profit numbers of 62.1%. Our research and development expenditures increased to $496,000, or 5.0 percent of net sales, and were primarily directed towards efforts to support future growth in our Malis® AdvantageTM, Omni® and PHOTONTM product offerings. Synergetics now holds 24 patents with approximately 32 patents pending.”
     Mr. Scheller further commented, “We anticipate continued significant growth across all of our product lines. We expect the ophthalmic business to grow on the strength of our newly introduced Quantel VitraTM laser unit, our newly upgraded PhotonTM II and its related new, smaller disposables and the continued introduction of new instruments into our precision-engineered instrument line. We expect the neurosurgical business to grow on the strength of our momentum with the Omni® and the addition of our Malis® AdvantageTM and its associated product line. In addition, we continue to evaluate specific opportunities to grow our business and are currently investigating the ear, nose and throat (ENT) market.”

Net Sales
     The following table presents net sales by segment (dollars in thousands):

	Quarter Ended October*
			% Increase
	2007	2006**	(Decrease)
Synergetics:
Ophthalmic	$5,306	$5,354	(0.9%)
Neurosurgery	2,895	1,037	179.2%
Synergetics East	1,705	756	125.5%

	$9,906	$7,147	38.6%

*	For fiscal 2007, this information is for the quarter ended October 29, 2006, and for fiscal 2006, the quarter ended October 27, 2005.

**	For fiscal 2006, this tabular information reflects the net sales of Synergetics East from September 22, 2005 through October 27, 2005.
     Ophthalmic sales were essentially flat from first quarter of fiscal 2006. Although sales in select areas grew effectively, disruption of distribution in a major European market adversely affected the overall sales numbers. The domestic sales organization has undergone a recent restructuring, adding a few management positions as well as territory managers. Anticipated sales of the PhotonTM II were not accomplished due to development delays which caused the product to arrive approximately one quarter late to market. Additionally, anticipated sales of the VitraTM laser were not achieved due to the unavailability of demonstration units.
     A solution to Synergetics’ European distribution issue has been formulated and installed. Although it is anticipated that this solution will take a few quarters to fully reinstall, it is anticipated that the solution will result in a return to growth. At the beginning of the quarter, Synergetics’ domestic ophthalmology had seven of nineteen open sales territories. At the end of the quarter, two remain open. The PhotonTM II and the VitraTM laser are now readily available.
     When comparing neurosurgery net sales of Synergetics during the first fiscal quarter of 2007 to the first fiscal quarter of 2006, 2007 sales are 179.2 percent greater than 2006 sales, primarily attributable to the sales in the core technology area of power ultrasonic aspirators and related disposables. When comparing Synergetics East’s net sales during the first fiscal quarter of 2007 to the first fiscal quarter of 2006, 2007 sales are 125.5 percent greater than 2006 sales. Synergetics East’s sales were up across all product lines. The Company expects that sales of products in these core neurosurgery technologies in the Synergetics and Synergetics East segments will continue to have a positive impact on net sales for the remainder of fiscal 2007. In addition, the Company anticipates that the positive effects of the Malis® AdvantageTM may begin to be reflected in operations in the second fiscal quarter of 2007.
     The following table presents national and international net sales (dollars in thousands):

	Quarter Ended October*
	2007	2006**	% Increase
United States — Synergetics	$6,333	$4,851	30.6%
United States — Synergetics East	1,705	756	125.5%
International — Synergetics (including Canada)	1,868	1,540	21.3%

	$9,906	$7,147	38.6%

*	For fiscal 2007, this information is for the quarter ended October 29, 2006, and for fiscal 2006, the quarter ended October 27, 2005.

**	For fiscal 2006, this tabular information reflects the net sales of Synergetics East from September 22, 2005 through October 27, 2005.

     Domestic and international sales growth were primarily attributable to the sales in the core technology areas of power ultrasonic aspirators and related disposables. The Omni® power ultrasonic aspirator received the CE mark during the second quarter of fiscal 2006, thus allowing the Company to begin selling these medical devices internationally in countries that accept the CE mark. In addition, the Company anticipates that the positive effects of the Malis® AdvantageTM and the addition of its CE mark may begin to be reflected in domestic and international operations in the second fiscal quarter of 2007.
Gross Profit
     Gross profit as a percentage of net sales was 62.1 percent in the first quarter of fiscal 2007 compared to 67.7 percent for the same period in fiscal 2006. Gross profit as a percentage of net sales from the first quarter of fiscal 2007 to the first quarter of fiscal 2006 decreased approximately five and a half percentage points, primarily due to the change in mix toward Synergetics’ neurosurgery sales, the fact that international neurosurgery sales were primarily demonstration units and additional costs experienced in manufacturing some of our new products.
Operating Expenses
     Research and development (“R&D”) as a percentage of net sales was 5.0 percent and 3.9 percent for the first quarter of fiscal 2007 and 2006, respectively. R&D costs increased to $496,000 in the first quarter of fiscal 2007 from $277,000 in the same period in fiscal 2006, reflecting an increase in spending on active projects focused on areas of strategic significance. Synergetics’ pipeline included approximately 40 active, major projects in various stages of completion as of October 29, 2006. The Company has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. The Company expects over the next few years to invest in R&D at a rate ranging from approximately 4.0 percent to 6.0 percent of net sales.
     Selling, general and administrative expenses (“SG&A”) increased by $1,135,000 to $4,937,000 during the first quarter of fiscal 2007 as compared to $3,802,000 during the first quarter of fiscal 2006. However, the percentage of SG&A to net sales decreased from 53.2 percent for the first quarter of fiscal 2006 to 49.8 percent for the first quarter of fiscal 2007, as sales rose more quickly than SG&A expenditures. Selling expenses, which consist of salaries and commissions, the largest component of SG&A, increased approximately $210,000 to $2.6 million, or 26.2 percent of net sales, for the first quarter of fiscal 2007, compared to $2.4 million, or 33.6 percent of net sales, for the first quarter of fiscal 2006. General and administrative headcount increased approximately 21.0 percent from the first quarter of fiscal 2006, which resulted in an increase in other costs of approximately $278,000 in the first quarter of fiscal 2007, as compared to the first quarter of fiscal 2006. In addition to the internal costs associated with the Company’s Sarbanes-Oxley compliance efforts, the Company also recorded approximately $230,000 in external audit and consulting expense. Also, Synergetics East’s SG&A expenses increased approximately 80% for the fiscal quarter ended October 29, 2006, which represents a full quarter of expenses as compared to the comparable quarter of last year which was for the period September 22, 2005 through October 27, 2005.

Other Expense
     Other expenses for the first quarter of fiscal 2007 increased 550.0 percent to $156,000 from $24,000 for the first quarter of fiscal 2006. The increase was due primarily to increased interest expense on the note payable to the estate of Dr. Malis and increased borrowings on the working capital line due to working capital needs during the first quarter of fiscal 2007.
Operating Income, Income Taxes and Net Income
     Operating income for the first quarter of fiscal 2007 decreased approximately 5.5 percent to $718,000 from $760,000 in the comparable 2006 fiscal period. The decrease in operating income was primarily the result of a 5.6 percentage point decrease in gross profit margin on 38.6 percent more net sales, an increase in R&D costs and an increase in SG&A expenses.
     Synergetics’ effective tax rate was 33.0 percent for the first fiscal quarter of 2007, as compared to 34.0 percent for the first fiscal quarter of 2006. The decrease was due to the decrease in taxable income causing the Company’s manufacturing credit to be a greater percentage deduction from taxable income.
     Net income decreased by $109,000 to $377,000, or 22.4 percent, from $486,000 for the first quarter of fiscal 2007, as compared to the same 2006 period. Basic and diluted earnings per share for the first quarter of fiscal 2007 decreased to $0.02, from $0.04 for the first quarter of fiscal 2006. The decrease in earnings per share primarily was the result of issuing 15,960,648 shares in the merger of Synergetics and Valley Forge in the first quarter of fiscal 2006. These shares were counted as outstanding for the full 63 business days during the first fiscal quarter of 2007. Basic weighted average shares outstanding increased from 11,825,344 to 24,210,680.
Financial Highlights

	For the three months ended
	October 29, 2006	October 27, 2005
	(in thousands, except share and per share data)
Net sales	$9,906	$7,147
Gross profit	6,151	4,839
Selling, general and administrative expenses	4,937	3,802
Research and development expenses	496	277
Operating income	718	760
Other income (expense)	(156)	(24)
Provision for income taxes	185	250
Net income	377	486
Basic income per share	$0.02	$0.04
Diluted income per share	$0.02	$0.04
Common shares outstanding:
Basic	24,210,680	11,825,344
Diluted	24,410,724	11,927,031

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Measurements
     The non-GAAP financial comparisons utilized above are the measurement of earnings per share for Synergetics USA, Inc. prior to utilizing the 4.59 conversion ratio agreed to in the merger agreement with Valley Forge for the three months ended October 27, 2005. Management believes this measurement gives a more accurate comparison of how the Company is performing versus the comparison to Synergetics Missouri pre-merger. The following is a reconciliation between the GAAP measures and the non-GAAP measures:

Quarter Ended
October 27, 2005
Net income and share information:
Net Income	$486,000

Pro Forma Shares Outstanding (as if Valley Forge Shares and Shares issued in the acquisition were outstanding for entire quarter)	23,911,556

Basic Earnings Per Share	$0.02

About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100